Investor & Media Contact:

Reid Cox

Director of Investor Relations

& Business Development

(209) 926-3417

rcox@pacwest.com

Pac-West Telecomm Announces Todd M. Putnam as New CIO

Stockton, CA - October 28, 2003 - Pac-West Telecomm, Inc. (Nasdaq: PACW), a provider of integrated communications services to service providers and business customers in the western U.S., today announced that Todd M. Putnam has joined the organization as Chief Information Officer (CIO).

Hank Carabelli, Pac-West's President and CEO, said, "The addition of a CIO to our leadership team is another step in executing our plan to grow the company. We have spent the past year searching for someone with Todd's expertise and leadership skills. Todd possesses a unique combination of business, technical, and entrepreneurial savvy. He has an extensive background in software development and systems deployment within small and large organizations. These attributes will be key in our evaluation and implementation of cost-effective, scalable operating systems and technologies."

As CIO, Putnam will lead the development and implementation of the company's Information Technologies (IT) strategic plan and infrastructure, including operating support systems (OSS), software development, database administration, information services and security, system integration, internal and external web sites, and supplier partnerships.

Putnam said, "I am looking forward to helping position Pac-West for continued growth and enhancing the company's ability to consistently deliver Five-Star Customer Service. We will continue to leverage our operating systems and technology infrastructure, while deploying new strategies and enhancements to keep Pac-West at the forefront of technology."

Putnam brings over 18 years of senior leadership, technology, financial, and operational experience to Pac-West. Most recently, he completed a consulting assignment with TechNexxus, LLC in Washington D.C. From 1989 to 2002, he was employed with Global Crossing LTD (Frontier Communications, ConferTech International, and T1 Systems), where he was responsible for building, operating, and maintaining the global information systems infrastructure for the entire company. He held a variety of senior level IT positions, including Vice President of Global IS Operations, Vice President of North American Systems and Infrastructure, Vice President of Systems Development, and CIO of the ConferTech division. Putnam holds a bachelor's degree from Duke University with double majors in computer science and religion and an MBA in telecommunications and finance from University of Colorado.

About Pac-West Telecomm, Inc.

Founded in 1980, Pac-West Telecomm, Inc. (Nasdaq: PACW) is one of the largest competitive local exchange carriers headquartered in California. Pac-West's network carries over 100 million minutes of voice and data traffic per day, and an estimated 20% of the dial-up Internet traffic in California. In addition to California, Pac-West has operations in Nevada, Washington, Arizona, and Oregon. For more information, please visit Pac-West's web site at www.pacwest.com.

Forward-Looking Statements

In this press release, our use of the words "outlook," "expect," "anticipate," "estimate," "forecast," "project," "likely," "objective," "plan," "designed," "goal," "target," and similar expressions is intended to identify forward-looking statements. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, actual results may differ materially due to numerous important risk factors that are described in our Annual Report on Form 10-K for the period ended December 31, 2002, as filed with the SEC on March 31, 2003, which may be revised or supplemented in subsequent reports filed by us with the SEC. Such risk factors include, but are not limited to: our substantial indebtedness; an inability to generate sufficient cash to service our indebtedness; the declining rate at which reciprocal compensation payments are determined; regulatory and legal uncertainty with respect to reciprocal compensation payments received by us; the inability to expand our business as a result of the unavailability of funds to do so; failure to successfully implement our restructuring plan; the possible delisting of our common shares from the Nasdaq SmallCap Market, adverse affects on our operations as a result of the covenants in our senior notes indenture; competition from the ILECs and other competitors and potential competitors, including those competitors with lower cost structures.

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